FILED PURSUANT TO RULE 424(B)(3)
                                             REGISTRATION NO. 333-69644


                          Covista Communications, Inc.
                          Capsule Communications, Inc.

                SUPPLEMENT TO JOINT PROXY STATEMENT AND PROSPECTUS DATED
                                JANUARY 9, 2002

         The joint proxy statement and prospectus of Covista Communications, Inc. and Capsule Communications, Inc. dated January 9, 2002, is hereby amended as follows:

     - The biography of Director Nominee Nicholas Merrick located on page 71 of the prospectus in the sub-section entitled "Nominees" within the section entitled "ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY COVISTA'S STOCKHOLDERS PROPOSAL NUMBER TWO: ELECTION OF DIRECTORS" is hereby amended by deleting the existing biography in its entirety and substituting the following:

     Nicholas Merrick has been nominated to become a director upon election by the stockholders at the Annual Meeting. He served as Senior Vice President and Chief Financial Officer of Telergy, Inc., a high speed fiber optic communications network company, from May 2000 to July 2001. Telergy filed for protection under the bankruptcy laws in October 2001 and is currently in the process of liquidation. Prior to joining Telergy, Mr. Merrick was Chief Executive Officer of Up2 Technologies, Inc. and Executive Vice President of Excel Communications, each of which is a subsidiary of Teleglobe, Inc. (global communications, e-business services), from 1998 until 2000. From 1996 to 1997, he was Vice President and Chief Financial Officer of Telco Communications Group, Inc., and from 1985 to 1996, he was Vice President of Corporate Finance at the Robinson-Humphrey Company, Inc. and Managing Director of R-H Capital Partners.

     This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus.

     Except as set forth in this prospectus supplement with respect to the amendments to the biography of director nominee Nicholas Merrick, there is no change to the original prospectus. We may amend or supplement the original prospectus or this prospectus supplement from time to time to update the disclosure set forth therein and herein.


           The date of this prospectus supplement is January 30, 2002.